EXHIBIT 23.1
CONSENT OF DELOITTE & TOUCHE LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-118272, 333-127920, 333-177173 and 333-178028 on Form S-8 of our report dated April 2, 2012, relating to the consolidated financial statements and financial statement schedules of Comverse Technology, Inc., (which report expresses an unqualified opinion and contains an explanatory paragraph related to the Company's adoption of new accounting standards) and of our report dated April 2, 2012 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Comverse Technology, Inc.'s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of Comverse Technology, Inc. for the year ended January 31, 2012.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 2, 2012